Exhibit 99.1

For Immediate Release

contact:

Financial
Brian Little
Director, Investor Relations
404 584 4414
blittle@aglresources.com

Media

Nick Gold
Director, Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

TENNESSEE REGULATORY AUTHORITY RULES ON CHATTANOOGA GAS COMPANY RECONSIDERATION PETITION

ATLANTA—(BUSINESS WIRE) — June 13, 2005 — The Tennessee Regulatory Authority (TRA) today voted 3-0 to uphold its previous Order related to the reconsideration petition filed by Chattanooga Gas Company, a subsidiary of AGL Resources (NYSE:ATG), in the rate case under Docket 04-00034.

The TRA on October 3, 2004, denied Chattanooga Gas’ request for a $4 million rate increase, instead approving an increase of approximately $1 million based on a 10.2 percent return on equity and a capital structure of 35.5 percent common equity.

In November 2004, the TRA granted Chattanooga Gas’ motion for reconsideration of the rate increase and in December 2004 heard oral arguments on the issues of the appropriate capital structure and the return on equity to be used in setting Chattanooga Gas’ rates. Prior to today’s decision, the TRA had upheld its original Order related to return on equity and today upheld the decision on capital structure.

“We are disappointed with the outcome and believe the evidence clearly supported our position in this case,” said Steve Lindsey, Vice President and General Manager of Chattanooga Gas. “The decision will have no impact on the earnings of AGL Resources because current earnings are based on the TRA’s October 2004 Order. But we are evaluating our options, which would include an appeal to the Tennessee Court of Appeals and filing another rate case.”

About Chattanooga Gas
Chattanooga Gas, a wholly owned subsidiary of AGL Resources (NYSE: ATG), provides retail natural gas sales and transportation services to approximately 62,000 customers in Hamilton and Bradley counties in southeast Tennessee. The Chattanooga Gas service area includes the communities of Chattanooga, Cleveland, Red Bank, East Ridge, Lookout Mountain and Signal Mountain. The Chattanooga Gas natural gas pipeline system delivers approximately 20 billion cubic feet of gas per year. For more information, please see www.chattanoogagas.com.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "indicate," "intend," "may," "plan," "predict," "project, "future," "seek," "should," "target," "will," "would," or similar expressions. We base our expectations on currently available competitive, financial and economic data along with our operating plans, and while we believe that our expectations are reasonable in view of the currently available information, our forward-looking statements related to such expectations are not guarantees, Our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies, including decisions on base rate increase requests by state regulators, concentration of credit risk, utility and energy industry consolidation, impact of acquisitions and divestitures, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors, interest rate fluctuations, financial market conditions and general economic conditions, uncertainties about environmental issues and the related impact of such issues, impacts of changes in weather upon the temperature-sensitive portions of the business, acts of war or terrorism, and other factors which can be found in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.
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